Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84638 and 333-185641) of Lam Research Corporation of our report dated June 15, 2012, with respect to the statement of net assets available for benefits of the Savings Plus Plan, Lam Research 401(k) as of December 31, 2011, which report appears in the December 31, 2012 Annual Report on Form 11-K of the Savings Plus Plan, Lam Research 401(k).

/s/ MOHLER, NIXON, & WILLIAMS
MOHLER, NIXON, & WILLIAMS

Accountancy Corporation

Campbell, California

June 21, 2013